EXHIBIT 23.1


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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 33-82144 and No. 33-62663 on Form S-8 and Registration Statements No. 33-59341, No. 33-60585 and No. 33-62661 on Form S-3 of Pre-Paid Legal Services, Inc. of our report dated February 13, 1997 appearing in this Annual Report on Form 10-K of Pre-Paid Legal Services, Inc. for the year ended December 31, 1996.



Deloitte & Touche LLP
Tulsa, Oklahoma


March 28, 1997